Exhibit 10.19

SILICON VALLEY BANK

LOAN AND SECURITY AGREEMENT

Borrower:	TUT SYSTEMS, INC., a Delaware corporation

Address:	6000 SW Meadows Drive, Suite 200 Lake Oswego, Oregon 97035

Date:	September 23, 2004

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, or otherwise supplemented from time to time, this “Agreement”) is entered into on the above date between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California  95054 and with a loan production office located at 4700 Carillon Point, Kirkland, Washington 98033 (“Silicon”) and the borrower named above (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).  The Schedule and Exhibits to this Agreement (the “Schedule” and the “Exhibits,” respectively) shall for all purposes be deemed to be part of this Agreement, and the same are integral parts of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

Section 1                                               LOANS.

1.1                                 Loans.  Silicon will, in its good faith business judgment, make revolving loans to Borrower (the “Loans’) up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of any Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.  Amounts borrowed may be repaid and reborrowed during the term of this Agreement.

1.2                                 Interest.  All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the last day of the month.  Interest shall be charged to a deposit account with Silicon designated by Borrower, or if no funds are available in any such deposit account, then as a Loan under this Agreement.

1.3                                 Overadvances.  If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations (including extensions of credit under Section 1.6, Section 1.7, and Section 1.8) exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand.  Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4                                 Fees.  Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

1.5                                 Loan Requests.  To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone.  Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day.  Silicon may rely on any telephone request for a Loan given by a person whom Silicon reasonably believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

1.6                                 Letters of Credit.  At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”).  The aggregate face amount of all Letters of Credit outstanding from time to time (plus all Silicon exposure under any foreign exchange contracts and Cash Management Services entered into with Borrower or provided on behalf of Borrower under this Agreement) shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder in accordance with the terms of Section 1 of the Schedule, and in the event at any time the aggregate amount of Loans, Letters of Credit and any other financial accommodations hereunder exceed the Credit Limit, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such excess, which shall be held as Collateral for all purposes of this Agreement.  Borrower shall pay all reasonable bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit.  Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder (to the extent that such payment amount exceeds any cash collateral provided for such Letter of Credit) on the date such payment is made.  Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date unless such Letter of Credit is fully secured by cash collateral to the extent and in the amount described in Section 6.2 hereof.  Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit unless such loss, cost, expense, or liability is caused by Silicon’s gross negligence or willful misconduct.  Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto except to the extent that such liabilities are caused by the gross negligence or willful misconduct of Silicon.  Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.  Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank unless such loss, cost, expense, or liability is caused by Silicon’s gross negligence or willful misconduct.  The provisions of this Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

1.7                                 Foreign Exchange Sublimit. In addition to Section 1.5, Section 1.6 and Section 1.8, Borrower may use up to the amount set forth on the Schedule in connection with foreign exchange forward contracts with Silicon under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date.  Silicon shall subtract up to a maximum of 10% of the amount of each outstanding foreign exchange contract from the foreign exchange sublimit (the “FX Reserve”).  Silicon may terminate the foreign exchange contracts if an Event of Default occurs and continues.

1.8                                 Cash Management Services Sublimit.  In addition to Section 1.5, 1.6 and 1.7 above, Borrower may also use up to the amount set forth on the Schedule for Cash Management Services.  Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Loans, letters of credit, foreign exchange contracts or other credit accommodations hereunder.  Any amounts Silicon pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Loans hereunder and will accrue interest at the interest rate applicable to Loans.

Section 2                                               SECURITY INTEREST.

2.1                                 Security Interest.  To secure the payment and performance of all of the Obligations when due, and the performance of each of the Borrower’s duties under this Agreement and all documents executed in connection herewith,  Borrower hereby grants to Silicon a continuing security interest in all of Borrower’s interest in the following, whether now owned or hereafter acquired, and wherever located:  All Inventory, Equipment, Payment Intangibles, Letter-of-Credit Rights, Supporting Obligations, Accounts, and General Intangibles, including, without limitation, all of Borrower’s Intellectual Property, Deposit Accounts, and all money, and all property now or at any time in the future in Silicon’s possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Silicon may now or in the future be granted a lien or security interest by Borrower, is referred to herein, collectively, as the “Collateral”).  The security interest granted herein shall be a first priority security interest in the Collateral, subject to Permitted Liens.  Except as disclosed to Silicon in writing, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.  Borrower will provide written notice to Silicon within thirty (30) days of entering or becoming bound by any such material license or material agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Silicon reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Silicon to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.  Notwithstanding the foregoing, the security interest granted herein does not extend to, and the term “Collateral” does not include (i) any outstanding capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote, or (ii) Equipment (and additions, accessions, parts, replacements, fixtures, improvements and accessions to, and proceeds of, such Equipment) secured by Permitted Liens described in clause (i) of the definition of Permitted Liens but only to the extent that Borrower is prohibited by any existing agreement related to such purchase money debt from granting  other liens, security interests or encumbrances on such Equipment) and additions, accessions, parts, replacements, fixtures, improvements and accessions to, and proceeds of, such Equipment) so long as such prohibition remains in effect.

Section 3                                               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Silicon to enter into this Agreement and to make Loans and except as disclosed on the Representations and Warranties Certificate, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations are true as of the date hereof, and as of the date of any request for a Loan or other financial accommodation hereunder, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1                                 Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Borrower.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized by Borrower, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles (whether considered in a proceeding in equity or at law) and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s organizational documents, or any law or any  material agreement or instrument which is binding upon Borrower or its property, except where such violation would not reasonably be expected to have a materially adverse effect on the business or financial condition of Borrower, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

3.2                                 Name; Trade Names and Styles.  The name of Borrower set forth in the heading to this Agreement is its name as set forth in its certificate of incorporation, as amended, on the date hereof.  Listed on the Representations and Warranties Certificate are all prior names of Borrower and all of Borrower’s present and prior trade names.  Borrower shall give Silicon 10 days’ prior written notice before changing its name or doing business under any other name.

3.3                                 Place of Business; Location of Collateral.  The address set forth in the heading to this Agreement is Borrower’s chief executive office as of the date of this Agreement.  In addition, as of the date hereof Borrower has places of business and Collateral is located only at the locations set forth on the Representations and Warranties Certificate.  Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its state of formation or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth on the Representations and Warranties Certificate, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $75,000 fair market value of Equipment is located.

3.4                                 Title to Collateral; Perfection; Permitted Liens.

(a)                                  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower.  The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  To the best of Borrower’s knowledge, Silicon now has, and will continue to have, until Obligations under this Agreement are paid in full and this Agreement is terminated, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others (other than with respect to Permitted Liens) until Obligations under this Agreement are paid in full and this Agreement is terminated.

(b)                                 Borrower has set forth in the Representations and Warranties Certificate all of Borrower’s Deposit Accounts as of the date of this Agreement, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise reasonably satisfactory to Silicon in its good faith business judgment.  Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c)                                  In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery could reasonably be expected to exceed $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall reasonably request (unless providing such information would waive the Borrower’s attorney-client privilege).  Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

(d)                                 None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture.  Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral other than any landlord’s lien available to a lessor by statute or common law (provided, however, such lien shall be at all times junior and subordinate to the lien of Silicon) and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises.  Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its reasonable efforts to cause such third party to execute and deliver to Silicon, in form reasonably acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment.  Borrower will keep in full force and effect, and will comply with all material terms of, any material lease of real property where any of the Collateral now or in the future may be located, except to the extent that the failure to so comply could not reasonably be expected to result in a material adverse effect on Borrower.

(e)                                  Borrower hereby authorizes Silicon to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Silicon’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Silicon’s discretion.

3.5                                 Maintenance of Collateral.  Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will promptly advise Silicon in writing of any material loss or damage to the Collateral.

3.6                                 Books and Records.  Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, from which financial statements prepared  in accordance with GAAP may be prepared.

3.7                                 Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will (subject to appropriate adjustments and absence of footnotes in the case of interim period financial statements) and fairly present in all material respects the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no material adverse change in the financial condition or business of Borrower.  Borrower is not currently, and will not be at any time during the term of this Agreement, insolvent (as defined in the Code).

3.8                                 Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower.  Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in a material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9                                 Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters to the extent such failure to comply with such law or regulation would reasonably be expected to have materially adverse effect on Borrower.

3.10                           Litigation.  Except as disclosed in the Representations and Warranties Certificate, there is no claim, suit, litigation, proceeding or investigation pending or (to Borrower’s knowledge) threatened in writing by or against Borrower in any court or before any governmental agency  which could reasonably be expected to result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Borrower, or in any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted.  Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened in writing or instituted by or against Borrower involving any single claim of $100,000 or more, or involving $250,000 or more in the aggregate.

3.11                           Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

Section 4                                               ACCOUNTS.

4.1                                 Representations Relating to Accounts.  Borrower represents and warrants to Silicon as follows:  Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in  Section 8 below.

4.2                                 Representations Relating to Documents and Legal Compliance.  Borrower represents and warrants to Silicon as follows:  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects as of the date of such invoice, instrument, or document and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall fully comply in all material respects with all applicable laws and governmental rules and regulations to the extent that such failure to comply would reasonably be expected to have a material adverse effect on Borrower.  To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms except as may be limited by equitable principles (whether considered in a proceeding at law or in equity), and by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to creditor’s rights generally.

4.3                                 Schedules and Documents relating to Accounts.  Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon’s standard forms or in such form generated by Borrower and reasonably acceptable to Silicon; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day.  Together with each such schedule, or later if requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals if reasonably deemed necessary by Silicon for perfection or collection) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing.  Borrower shall also furnish to Silicon an aged accounts receivable trial balance in such form and at such intervals as Silicon shall reasonably request.  In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements and copies of all credit memos.

4.4                                 Collection of Accounts.  Borrower shall cause the Account Debtors to remit all Accounts to Silicon and Silicon shall hold all payments on, and proceeds of, Accounts in a lockbox account, or such other “blocked account” as Silicon may reasonably specify, pursuant to a blocked account agreement in such form as Silicon may reasonably specify.  All such payments on, and proceeds of, Accounts shall be applied to the Obligations in such order as Silicon shall determine.  Silicon or its designee may, at any time, notify Account Debtors that Silicon has been granted a security interest in the Accounts.  Notwithstanding the foregoing, if Borrower is on “streamline reporting status” pursuant to Section 6 of the Schedule hereto, funds received by Silicon in the lockbox account or such other blocked account will not be applied to the Obligations and will be transferred by Silicon to an operating account of Borrower maintained at Silicon.

4.5                                 Remittance of Proceeds.  So long as this Agreement has not been terminated or any Obligations are outstanding, all proceeds arising from the disposition of any Collateral shall not be commingled with any of Borrower’s other funds or property and will be held separate and apart from such other funds and property in an express trust for Silicon and shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to segregate and remit to Silicon the proceeds of (i) the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $50,000 or less (for all such transactions in any fiscal year)  or (ii) the sale of worn out or obsolete Inventory disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $250,000 or less (for all such transactions in any fiscal year).  Nothing in this  Section 4.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6                                 Disputes.  Borrower shall notify Silicon promptly of all material disputes or claims relating to Accounts in an amount of more than the lesser of (i) $50,000 or (ii) 10.0% of the subject Account for any individual dispute.  Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.  Silicon may, at any time after the occurrence and during the continuance of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Silicon considers advisable in its reasonable judgment and, in all cases, Silicon shall credit Borrower’s Loan account with only the net amounts received by Silicon in payment of any Accounts.

4.7                                 Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount (sending a copy to Silicon).  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon and immediately notify Silicon of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Silicon’s request deliver such returned Inventory to Silicon.

4.8                                 Verification.  Silicon may, from time to time, verify directly with the respective Account Debtors in a commercially reasonable manner the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

4.9                                 No Liability.   If Silicon complies with reasonable banking practices and Section 9-207 of the Code, Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

Section 5                                               ADDITIONAL DUTIES OF THE BORROWER.

5.1                                 Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2                                 Insurance.  Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon.  All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon.  Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds, which shall be utilized by Borrower for the repair or replacement of the Collateral or property with respect to which the insurance proceeds were paid.  Silicon may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense.  Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

5.3                                 Reports.  Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation) that are prepared by Borrower in the ordinary course of business, as Silicon shall from time to time reasonably specify in its good faith business judgment; it being recognized by Silicon that the projections and forecasts provided by Borrower in good faith are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may vary.

5.4                                 Access to Collateral, Books and Records.  At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records.  Such audits shall be conducted no more often than once every three (3) months, provided no Event of Default has occurred and is continuing. Such audits shall be conducted no more often than once every twelve (12) months while Borrower is on “streamline reporting status” pursuant to Section 6 of the Schedule hereto, provided no Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Section 5.4, while no Event of Default exists, Borrower will not be required to disclose or permit the examination or inspection of any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Silicon (or its representative) is then prohibited by applicable law or any agreement binding on Borrower as of the date hereof which has been disclosed to Silicon in writing, or (iii) is subject to attorney-client privilege.  Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process.  The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day plus reasonable out-of-pocket expenses.

5.5                                 Negative Covenants.  So long as any Obligations are outstanding (or Borrower has any ability to request Loans hereunder) and except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent which shall be a matter of its good faith business judgment, do any of the following:  (i) merge or consolidate with another corporation or entity, or acquire any assets outside of the ordinary course of Borrower’s business; provided, however, Borrower may merge or consolidate with another corporation or entity, or acquire assets outside of the ordinary course of Borrower’s business if (A) Borrower is the surviving legal entity, (B) immediately after giving effect to such merger, consolidation or acquisition, no Default or Event of Default shall have occurred and be continuing, (C) at least 15 days’ prior to the effective date of the merger, consolidation, or acquisition, Borrower gives written notice thereof to Silicon and provides Silicon with such information regarding the same as Silicon shall request in its good faith business judgment, and (D) the aggregate cash consideration paid  (exclusive of any stock consideration) by Borrower for all such mergers, consolidations, or acquisitions during the term hereof shall not exceed the aggregate of (x) $1,000,000 and (y) the total net amount of cash received by Borrower after the date hereof from the issuance of equity securities in Borrower; (ii) enter into any other transaction outside the ordinary course of business or reasonably related thereto; (iii) sell or transfer any Collateral, except as expressly permitted by the other provisions of this Section 5.5, and except that Borrower may do the following:  (A) sell Inventory in the ordinary course of business, (B) enter into non-exclusive licenses with respect to its Intellectual Property and exclusive licenses of Intellectual Property to a licensee in or for a foreign territory or for a specific filed of use, (C) dispose of obsolete or unneeded Equipment or Inventory, (D) sales or transfers not otherwise permitted in this subsection, or (E) make transfers constituting payments of trade payables, payments of operating expenses and payments with respect to Permitted Indebtedness, all in the ordinary course of business;

(iii) which in the aggregate do not exceed $100,000 in any fiscal year; (iv) store any Inventory or other Collateral with any warehouseman or other third party, except for (A) as set forth on Representations and Warranties Certificate or (B) if Borrower provides Silicon with prior written notice of new location; (v) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vi) make any loans of any money or other assets except for (A) advances to employees in the ordinary course of business in an aggregate amount outstanding for all such advances to all employees not to exceed $200,000 and employee draws in connection with their sales commissions in the ordinary course of business, (B) other loans not otherwise permitted pursuant to this Agreement, in an amount not to exceed $100,000 in any fiscal year, and (C) extensions of credit in the nature of accounts receivable, prepaid royalties or expenses, or notes receivable arising from the sale, lease, or license of goods or the provision of services in the ordinary course of business, or performance or similar deposits arising in the ordinary course of business or evidences of indebtedness received in satisfaction or partial satisfaction of amounts owed by financially troubled account debtors to the extent necessary to prevent or limit loss; (vii) incur any Indebtedness other than Permitted Indebtedness; (viii) guarantee or otherwise become liable with respect to the obligations of another Person, except for guarantees of Permitted Indebtedness, endorsements of negotiable instruments for deposit or collection in the ordinary course of business and indemnification obligations arising in the ordinary course of business; (ix) pay or declare any dividends on Borrower’s stock (other than dividends or deemed dividends payable solely in shares of stock of Borrower); (x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; (xi) make any change in Borrower’s capital structure which would have a material adverse effect on Borrower or on the prospect of repayment of the Obligations (except that Borrower may repurchase its capital stock (A) in an aggregate amount not to exceed $200,000 in any fiscal year pursuant to applicable stock repurchase plans or agreements and other similar plans or agreements or by cancellation of indebtedness from employees, officers, directors, and consultants, provided that no Default or Event of Default exists immediately prior to or immediately after giving effect to such repurchases, (B) with the proceeds of a substantially concurrent sale of its capital stock provided that no Default or Event of Default exists immediately prior to or immediately after giving effect to such repurchases, and (C) conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor; (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiii) dissolve or elect to dissolve.  Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6                                 Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available for reasonable periods of time Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding; provided that Borrower shall not be required to make available any books, records, documents or information (i) that constitutes non-financial trade secrets of non-financial proprietary information, (ii) in respect of which disclosure to Silicon (or its representatives) is prohibited by applicable law or any agreement binding on Borrower as of the date hereof which has been disclosed to Silicon in writing, or (iii) that is subject to attorney-client privilege.

5.7                                 Further Assurances.  Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

Section 6                                               TERM.

6.1                                 Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”) subject to Section 6.2 below.

6.2                                 Payment of Obligations.  On the Maturity Date or on any earlier effective due date, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement.  Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and written termination of this Agreement by Silicon,  Silicon shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Silicon’s security interests.

Section 7                                               EVENTS OF DEFAULT AND REMEDIES.

7.1                                 Events of Default.  The  occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, shall be untrue or misleading in a material respect when made or deemed made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit and Borrower shall have failed to pay the excess within 2 Business Days; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 10 Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 20 days after the occurrence of the same, or immediately upon the service of process upon Silicon seeking to attach by trustee or other process, any of Borrower’s funds on deposit with, or assets of the Borrower in the possession of, Silicon; or (g) any default or event of default occurs under any obligation in an amount in excess of $250,000 secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower’s business or financial condition; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (l) Borrower defaults under any agreement evidencing any indebtedness to any third party in excess of $250,000; or (m) Borrower makes any payment on account of any indebtedness or obligation in excess of $100,000 which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or a default occurs under any instrument evidencing such subordinated indebtedness in excess of $100,000, or the holder of any such subordinated indebtedness in excess of $100,000 accelerates all or any portion of such subordinated indebtedness or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) direct or indirect acquisition, in one or more transactions, by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) of beneficial ownership of the issued and outstanding shares of voting stock of Borrower, the result of which acquisition is that such person or group possesses in excess of 50% of the combined voting power of all then issued and outstanding stock of Borrower; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) there shall be (i) a material impairment in the perfection or priority (subject to Permitted Liens) of Silicon’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations  or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (q) Borrower shall breach any material term of the IP Security Agreement.  Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2                                 Remedies.  Upon the occurrence and during the continuance of any Event of Default, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives to the extent permitted by law: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition.  Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s sole discretion, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all the Obligations or place a “hold” on any account maintained with Silicon and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent (3%) per annum (the “Default Rate”).

7.3                                 Standards for Determining Commercial Reasonableness.  To the extent permitted by law, Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral in connection with the exercise of remedy by Silicon permitted under Section 7.2 hereof which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five (5) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4                                 Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s reasonable expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees to exercise the following powers in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Silicon’s

Collateral or in which Silicon has an interest; (c) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (e) Endorse all checks and other forms of remittances received by Silicon; (f) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (h) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (i) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (j) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

7.5                                 Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency.  If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

7.6                                 Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

Section 8                                               DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

“Accounts” means all of Borrower’s now owned and hereafter acquired accounts as defined in the Code and all accounts receivable, health-care insurance receivables, rights to payment, letters of credit, contract rights, chattel paper, instruments, securities, securities accounts, investment property, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Account Debtor” means the obligor on an Account.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which Silicon is open for business.

“Cash Management Services” means Silicon’s cash management services, direct deposit of payroll, business credit card, and check cashing services as may be further identified in the various cash management services agreements related to such Cash Management Services.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2.1 above.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deferred Revenue” is all amounts received in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” has the meaning set forth in Section 9-102 of the Code.

“Eligible Accounts” means Accounts, General Intangibles, and Payment Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s discretion, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be  an Eligible Account:  (i) the Account must not be outstanding for more than 90 days from its invoice date, (ii) the Account must not represent progress billings, be due under a fulfillment or requirements contract  with the Account Debtor, (iii)  the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional, except as may otherwise be acceptable to Silicon in its discretion), (iv) the Account must not be owing from an Account Debtor with whom the Borrower has any dispute (whether or not relating to the particular Account), (v) the Account must not be owing from an Affiliate of Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not reasonably acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s reasonable satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), and (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise, and (x) the Account must not have a credit balance over 90 days from invoice date.  Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding.  In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding more than 90 days from their invoice date (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing.  Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon 10 days’ prior written notice to the Borrower.

“Eligible Inventory” means Borrower’s raw materials and finished goods located in the United States at a location of Borrower listed on the Representations and Warranties Certificate or another location in the United States of which Borrower gives Silicon notice pursuant to this Agreement which Silicon, in its commercially reasonable business judgment, shall deem eligible for borrowing pursuant to the terms of this Agreement, but does not include, in any event, (i) used, returned, obsolete, consigned, demonstrative or custom Inventory, or supplies, or (ii) any raw materials and finished goods not subject to a perfected security interest in favor of Silicon, or (iii) any of Borrower’s raw materials or finished goods not in Borrower’s possession (unless such raw materials or finished goods are at a warehouse location listed on the Representations and Warranties Certificate or another location in the United States of which Borrower gives Silicon notice pursuant to this Agreement and such warehouseman has executed a waiver agreement reasonably satisfactory to Silicon).

“Equipment” means all of Borrower’s present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower’s operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied.

“General Intangibles” means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, rights to payment for credit extended, amounts due to Borrower, credit memoranda in favor of Borrower, warranty claims, causes of action, corporate or other business records, deposits, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security  and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Silicon, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Intellectual Property” is the Intellectual Property Collateral, as defined in the IP Security Agreement.

“IP Security Agreement” means that certain Intellectual Property Security Agreement of even date herewith by and between Borrower and Silicon.

“Inventory” means all of Borrower’s now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

“Letter-of-Credit Rights” means all letter-of-credit rights including, without limitation, “letter-of-credit rights” as defined in the Code and also any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Lien” or “lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations and Warranties Certificate, the IP Security Agreement, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, including, without limitation, the  Borrower’s obligations pursuant to the IP Security Agreement, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, foreign exchange contracts, loan, Cash Management Services, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Silicon.

“Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

“Payment Intangibles” means all payment intangibles including, without limitation, “payment intangibles” as defined in the Code and also any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Permitted Indebtedness” is: (a) Borrower’s indebtedness to Silicon under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and shown on the Representations and Warranties Certificate; (c) Subordinated Debt; (d) trade debt incurred in the ordinary course of business; (e) Indebtedness secured by Permitted Liens; (f) Indebtedness with respect to surety bonds and similar obligations incurred in the ordinary course of business, (g) other Indebtedness not otherwise permitted pursuant to this definition of Permitted Indebtedness, in an amount not to exceed $50,000, (h) extensions, refinancings, modifications, amendments and restatements of any item of permitted indebtedness (a) through (g); provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment (and additions, accessions, parts, replacements, fixtures, improvements and accessions to, and the proceeds of, such Equipment) in an amount not to exceed $250,000 in the aggregate amount outstanding any time during the term of this Agreement; (ii) liens arising in connection with leases of specific items of Equipment (and additions, accessions, parts, replacements, fixtures, and improvements and accessions to, and the proceeds of, such Equipment) in an amount not to exceed $250,000 in the aggregate amount outstanding any time during the term of this Agreement; (iii) liens for taxes or other governmental or regulatory assessments not yet payable or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, landlords or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods, (ix) liens in favor of Silicon, (x) bankers’ liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to Borrower), (xi) any judgment, attachment or similar lien, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 30 days of the entry thereof, (xii) licenses or sublicenses of Intellectual Property in the ordinary course of Borrower’s business and exclusive licenses of Intellectual Property to a licensee in or for a foreign territory or for a specific field of use, (xiii) cash deposits or pledges or other Liens to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, leases or other obligations incurred in the ordinary course of business, (xiv) liens existing as of the date hereof and listed on Schedule 2 hereto, (xv) liens subordinated to the liens of Silicon (on terms acceptable to Silicon), (xvi) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (xvii) leases or subleases granted to others in the ordinary course of business, and (xviii) customary liens granted in favor of trustees to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Permitted Indebtedness is issued.  Silicon will have the right to require, as a condition to its consent under subsection (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Representations and Warranties Certificate” means that certain Representations and Warranties letter agreement dated                      , 2004 executed by Borrower in favor of Silicon.

“Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in good faith upon prior notice to Borrower reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule:  (a) to reflect specific events or conditions which, as reasonably determined by Silicon in good faith, would materially and adversely affect (i) the Collateral, or (ii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith and commercially reasonable belief that any Collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Silicon is and remains after notice and opportunity to cure incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or is reasonably likely to, with notice or passage of time or both, constitute an Event of Default.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Silicon on terms acceptable to Silicon pursuant to a subordination agreement entered into between Silicon, Borrower and the subordinated creditor, or pursuant to the terms of such debt, if such terms are approved in writing by Silicon.  Silicon hereby acknowledges and agrees that the subordination terms of a certain Subordinated Promissory Note dated November 7, 2002 made by Borrower and payable to Tektronix, Inc., a copy of which has been previously delivered to Silicon prior to the date hereof, are acceptable to Silicon and such promissory note constitutes Subordinated Debt for the purposes of this Agreement.

“Supporting Obligations” means all supporting obligations including, without limitation, “supporting obligations” as defined in the Code and also any letter-of-credit right or secondary obligation which supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

Section 9                                               GENERAL PROVISIONS.

9.1                                 Interest Computation; Float Charge.  In computing interest on the Obligations, all Payments received after 12:00 Noon on any day shall be deemed received on the next Business Day.  In addition, except when Borrower is on “streamline reporting status” pursuant to Section 6 of the Schedule hereto, Silicon shall be entitled to charge Borrower a “float” charge in an amount equal to two Business Days interest, at the interest rate applicable to the Loans, on all Payments received by Silicon.  Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement.  The float charge for each month shall be payable on the last day of the month. Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.

9.2                                 Application of Payments.  All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

9.3                                 Charges to Accounts.  Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or, if not paid as and when due, charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.  Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.

9.4                                 Monthly Accountings.  Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within sixty (60) days after each account is rendered, describing the nature of any alleged errors or omissions.

9.5                                 Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the preamble or heading, respectively, to this Agreement, or at any other address designated in writing by one party to the other party.  Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6                                 Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7                                 Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8                                 Waivers; Indemnity.  The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Silicon shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Silicon shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower.  To the extent permitted by law, Borrower waives the benefit of all statutes of limitation relating to any of the Obligations or this Agreement or any document related hereto, and to the extent permitted by law, Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement.  Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided, that this indemnity shall not extend to damages, claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses proximately caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9                                 No Liability for Ordinary Negligence.  Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

9.10                           Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

9.11                           Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12                           Attorneys Fees and Costs.  Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower.  In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Riemer & Braunstein, LLP, but Borrower acknowledges and agrees that Riemer & Braunstein, LLP is representing only Silicon and not Borrower in connection with this Agreement.  If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, Silicon shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Section 9.12 shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13                           Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void.  No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

9.14                           Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15                           Limitation of Actions.  Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement or any Loan Document shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within the earlier to occur of (i) one year after the discovery of the act, occurrence or omission upon which such claim or cause of action is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter, or (ii) three years from the date of this Agreement, or if later, one year from the Maturity Date of this Agreement if such Maturity Date is extended pursuant to an amendment or modification of this Agreement.  Borrower agrees that such period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion.  This provision shall survive any termination of this Agreement or any other present or future agreement.

9.16                           Section Headings; Construction.  Section headings are only used in this Agreement for convenience.  Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement.  The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”.  This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

9.17                           Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California.  As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon’s option, be litigated in state or federal courts located within California; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.18                           Mutual Waiver of Jury Trial.  BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.19                           Confidentiality.  In handling any confidential information, Silicon shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made:  (i) to Silicon’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loans (provided, however, Silicon shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Silicon’s examination or audit; and (v) as Silicon considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either:  (a) is in the public domain or in Silicon’s possession when disclosed to Silicon, or becomes part of the public domain after disclosure to Silicon (through no act or omission of Silicon); or (b) is disclosed to Silicon by a third party, which third party is not under any non-disclosure obligation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

TUT SYSTEMS, INC.

By	/s/ Randall K. Gausman
Name: Randall K. Gausman
Title: Chief Financial Officer

SILICON:

SILICON VALLEY BANK

By	/s/ Bruce Helberg
Name: Bruce Helberg
Title:

SILICON VALLEY BANK

SCHEDULE TO

LOAN AND SECURITY AGREEMENT

Borrower:	TUT SYSTEMS, INC., a Delaware corporation

Address:	6000 SW Meadows Drive, Suite 200 Lake Oswego, Oregon 97035

Date:	September 23, 2004

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

Section 1                                             Credit Limit

(Section 1.1):                           An amount not to exceed the lesser of (A) or (B), below:

(A)                              (i)                                     $7,000,000.00 (the “Maximum Credit Limit”); minus

(ii)                                  the aggregate amounts then undrawn on all outstanding letters of credit, foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.

(B)                                (i)                                     75% of the amount of the Borrower’s Eligible Accounts, net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue; provided, however, Silicon will not net Deferred Revenue when Borrower is on “streamline reporting status” pursuant to Section 6, below; plus

(ii)                                  the lesser of (a) 25% of Borrower’s Eligible Inventory (valued at the lower of actual cost or fair market value) or (b) $1,400,000.00; provided, however, in no event shall advances based upon Borrower’s Eligible Inventory exceed 30% of the amount of Borrower’s Eligible Accounts; minus

(iii)                               the aggregate amounts then undrawn on all outstanding letters of credit, foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.

Silicon may, from time to time, modify the advance rate(s) set forth herein in its good faith business judgment upon  10 day prior written notice to Borrower based on changes in collection experience with respect to the Accounts or other issues or factors relating to the Accounts or the Collateral.

Letter of Credit/Foreign Exchange Contract Sublimit (Section 1.6, and 1.7):

$500,000.00

Cash Management Services Sublimit  (Section 1.8):

$500,000.00

Section 2                                             INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Base Rate plus 1.50% per annum; provided, however, in the event Borrower is on “streamline reporting status” pursuant to Section 6, below, such rate shall be reduced to a rate equal to the Base Rate plus 0.50% per annum, to be effective as of the first day of any month in which Borrower is on “streamline reporting status”.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  As used herein, “Base Rate” means the greater of (i) 4.25%, or (ii) the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Base Rate.

Minimum Monthly Interest (Section 1.2):   Not applicable.

Section 3                                             FEES

(Section 1.4):

Loan Fee:                                            $35,000.00 payable concurrently herewith, and $35,000.00 payable on the one year anniversary of the date of this Agreement.

Collateral Handling Fee:     $750.00 ($0.00 when Borrower is on “streamline reporting status” pursuant to Section 6, below) per month, payable in arrears on the last day of each month.

Unused Line Fee:     In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans outstanding during the month is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.375% per annum on the difference between the amount of the Maximum Credit Limit and the average daily principal balance of the Loans outstanding during the month, which unused line fee shall be computed and paid monthly, in arrears, on the last day of each month.

Early Termination Fee:     If this Agreement is voluntarily or involuntarily terminated prior to its maturity, the Borrower shall pay to Silicon a termination fee in the amount equal to $70,000.00, provided that no such termination fee shall be charged if the credit facility hereunder is replaced or transferred to another division of Silicon.  The termination fee shall be due and payable upon prepayment by the Borrower in the case of voluntary prepayments or upon demand by Silicon in the event of  involuntary prepayment, and if not paid immediately shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

Section 4                                             MATURITY DATE

(Section 6.1):              Two years from the date of this Agreement.

Section 5                                             FINANCIAL COVENANTS

(Section 5.1):              Borrower shall comply with each of the following covenant(s).

Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

a. Minimum Tangible Net Worth:

Borrower shall maintain a Tangible Net Worth of not less $9,000,000.00 as of the end of any calendar month, from the date of this Agreement until the Maturity Date.

In no event shall the amount of this Minimum Tangible Net Worth covenant be decreased.

Definitions.                                For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Liabilities” shall have the meaning ascribed thereto by generally accepted accounting principles.

“Tangible Net Worth” shall mean the excess of total assets over total Liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

(A) there shall be excluded from assets:  (i) notes, accounts receivable and other obligations owing to the Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from Liabilities:  Subordinated Debt.

Section 6                                             REPORTING.

(Section 5.3):

Borrower shall provide Silicon with the following:

(a)                                  Weekly (monthly, if Borrower is on “streamline reporting status”), and upon each loan request, borrowing base certificates and transaction reports.

(b)                                 Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

(c)                                  Monthly accounts receivable agings, aged by invoice date, and receivable reconciliations, within fifteen days after the end of each month.

(d)                                 Monthly deferred revenue reports, within fifteen days after the end of each month.

(e)                                  Monthly inventory report, within fifteen days after the end of each month.

(f)                                    Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

(g)                                 Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.  Borrower may satisfy this requirement by delivering by email an electronic copy of documents filed with the SEC.

(h)                                 Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within forty-five days after the end of each fiscal year of Borrower.

(i)                                     Annual audited financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Silicon.  Borrower may satisfy this requirement by delivering by email an electronic copy of documents filed with the SEC.

(j)                                     Compliance Certificates, within thirty days after the end of each month and within 120 days following the end of Borrower’s fiscal year, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

(k)                                  Such additional reports and information as Silicon may from time to time specify.

So long as (i) Borrower maintains an Adjusted Quick Ratio of greater than 1.75 to 1.0, (ii) no Default or Event of Default has occurred and is continuing, and (iii) Borrower is not in breach of its obligations under this Agreement, then the Borrower will be on “streamline reporting status”.   In the event that Borrower is unable to maintain an Adjusted Quick Ratio of greater than 1.75 to 1.0, then Borrower will no longer be on “streamline reporting status” unless and until such time as Borrower has thereafter maintained an Adjusted Quick Ratio of greater than 1.75 to 1.0 for at least three consecutive months.

Definitions.                                For purposes of the foregoing paragraph, the following term shall have the following meaning:

“Adjusted Quick Ratio” is a ratio of Quick Assets to Current Liabilities minus Deferred Revenue.

“Current Liabilities” are all obligations and liabilities of Borrower to Silicon, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents maintained at Silicon, accounts receivable (less all reserves thereof) and investments with maturities of fewer than 12 months determined according to GAAP.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness to the extent so classified, and current portion of Subordinated Debt permitted by Silicon to be paid by Borrower, but excluding all other Subordinated Debt.

Section 7                                             OTHER COVENANTS

Borrower shall at all times comply with all of the following additional covenants:

(a)                                  Banking Relationship.  In order for Silicon to properly monitor its loan arrangement with the Borrower, Borrower shall at all times maintain its primary banking relationship with Silicon, with all significant deposits to be maintained at Silicon.

(b)                                 Subordination of Inside Debt.  All present and future indebtedness of the Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement reasonably acceptable to Silicon.

(c)                                  Intellectual Property Security Agreement.  As a condition precedent to the effectiveness of this Agreement, Borrower shall have executed and delivered to Silicon an  Intellectual Property Security Agreement (the “IP Security Agreement”), substantially in the form attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Loan and Security Agreement to be executed as of the date first above written.

BORROWER:

TUT SYSTEMS, INC.

By	/s/ Randall K. Gausman
Name: Randall K. Gausman
Title: Chief Financial Officer

SILICON:

SILICON VALLEY BANK

By	/s/ Bruce Helberg
Name:
Title: